UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2004

Federal National Mortgage Association

(Exact name of registrant as specified in its charter)

Fannie Mae

Federally chartered corporation	000-50231	52-0883107
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification Number)

3900 Wisconsin Avenue, NW	20016
Washington, DC	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: 202-752-7000

(Former Name or Former Address, if Changed Since Last Report): ________________

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On December 21, 2004, Fannie Mae (formally the Federal National Mortgage Association) announced the retirement of the company’s Chairman and Chief Executive Officer, Franklin D. Raines, and the resignation of the company’s Vice Chairman and Chief Financial Officer, J. Timothy Howard.

As a result of his retirement, Mr. Raines’ employment under his employment agreement with Fannie Mae and service on the Board of Directors terminated on December 21, 2004. Mr. Howard’s employment under his employment agreement with Fannie Mae will terminate on January 31, 2005. Mr. Howard ceased his duties as Chief Financial Officer as of December 21, 2004, upon the appointment of Robert J. Levin as interim Chief Financial Officer as described in item 5.02 below. Mr. Howard will serve on the Board of Directors until January 31, 2005. Copies of the agreements with Messrs. Raines and Howard, as entered into in May 2004 and amended on June 30, 2004, were filed with Fannie Mae’s quarterly report on Form 10-Q for the quarter ended June 30, 2004. The agreements were subsequently amended in September 2004, and copies of the amendments were filed as exhibits to a Form 8-K Fannie Mae filed on September 23, 2004. The Office of Federal Housing Enterprise Oversight (“OFHEO”) approved the termination benefits in the agreements with Mr. Raines and Mr. Howard on November 17, 2004 and December 13, 2004, respectively.

On December 23, 2004, Fannie Mae received a letter from OFHEO informing Fannie Mae that OFHEO would review Mr. Raines’ and Mr. Howard’s termination benefits that accrue as a result of Mr. Raines’ retirement and Mr. Howard’s resignation and requesting information regarding those benefits. OFHEO indicated that, among other matters, it is concerned with whether, at the time of termination, there have been enhancements or modifications to benefits since the termination package was agreed upon. OFHEO also stated in the December 23 letter that Fannie Mae should not pay any termination benefits to Mr. Raines or Mr. Howard until OFHEO has completed its review thereof.

Fannie Mae will provide OFHEO the information it has requested. Fannie Mae will also consider its legal and contractual obligations regarding payment of compensation and benefits to Mr. Raines and Mr. Howard and will discuss these matters with OFHEO.

Agreement with Mr. Raines

In accordance with the terms of his employment agreement and Fannie Mae’s employee benefit plans, Mr. Raines is entitled to receive the compensation and benefits described below.

•	Stock options. As of December 21, 2004, Mr. Raines held vested and exercisable options to purchase a total of 1,628,071 shares of common stock at exercise prices ranging from $60.3125 to $80.95 per share. Based on the closing price of Fannie Mae’s common stock on December 21, 2004 of $70.35, the market price of the shares underlying these options exceeded the exercise price by an aggregate of $5,545,270. Upon Mr. Raines’ retirement, options to purchase an additional 233,799 shares at $69.43 per share and an additional 135,020 shares at $78.315 per share became vested and exercisable, and options to purchase 69,334 shares of common stock at $80.95 per share were canceled. The market price of the shares underlying the vesting options exceeded the exercise price by an aggregate of $215,095, based on the December 21, 2004 closing price. Under Fannie Mae’s stock compensation plans, all options held at the time of retirement by any option holder who is at least 55 years old and who has at least 5 years of service with Fannie Mae remain exercisable until their initial expiration date, which is generally 10 years after grant. As a result, Mr. Raines’ vested options, including those vesting by reason of his retirement, will expire between May 2008 and January 2014.

•	Performance Share Payouts. Under Fannie Mae’s Performance Share program, as a member of Fannie Mae’s senior management Mr. Raines has previously received awards that entitle him to receive shares of Fannie Mae common stock subject to meeting corporate performance objectives over three-year periods. Each year, the Compensation Committee of Fannie Mae’s Board of Directors establishes an award cycle of three years. At the beginning of a cycle, Fannie Mae’s Board of Directors establishes program targets based on both financial and non-financial goals, equally weighted. The financial goals currently are tied to growth in core business earnings per share and the non-financial goals are tied to Fannie Mae’s strategic plan and mission. Fannie Mae will restate its previously issued financial statements for 2001 through 2004 and re-evaluate previously issued non-GAAP financial information, including core business earnings. The Compensation Committee of the Board will consider the impact thereof on both unpaid performance shares and uncompleted performance share cycles. For the performance cycle completed in 2003, Mr. Raines was determined in January 2004 to be entitled to receive 139,155 shares, of which he has been paid 69,577 shares in accordance with the program. For the cycles concluding in 2004 through 2006, Mr. Raines has been granted awards that would result in him receiving no shares if the threshold goals are not attained or receiving an amount of shares between the threshold and maximum numbers set forth in following table based on attainment of the goals at or above the threshold.

	Range of Potential
Award Cycle	Performance Share Payments

	threshold	target	maximum
2004 to 2006	39,987	99,967	149,951
2003 to 2005	43,002	107,505	161,258
2002 to 2004	48,185	120,462	180,693

The table above presents the total number of shares that Mr. Raines could have become entitled to had his employment with the company continued. If shares are paid out under the program for a given period, the number of shares Mr. Raines will receive will be reduced on a pro rata basis depending on the length of his service during the applicable award cycle. Shares payable to retirees are typically paid out shortly after the conclusion of an award cycle.

•	Annual cash bonus. If the company pays bonuses under its Annual Incentive Plan for 2004, pursuant to his agreement Mr. Raines will be entitled to be considered for a pro-rated bonus. The total amount of bonuses that may be paid under the Annual Incentive Plan to all eligible employees is typically determined based on the achievement of corporate financial goals, measured by core business earnings per share growth. The Compensation Committee of the Board may adjust the goals, with Board approval, in certain specified situations and has discretion to pay bonuses under the plan for individual performance if financial goals are not achieved. Although corporate performance may result in the creation of a bonus pool, the amount of an individual’s bonus is based on personal performance. Fannie Mae will restate its financial statements for periods from January 2001 through the second quarter of 2004 and will re-evaluate corresponding non-GAAP financial information including core business earnings. The Compensation Committee of the Board of Directors will consider the impact of the restatement and re-evaluation of the company’s non-GAAP financial information on bonuses under the plan. At this time, it cannot be determined whether Mr. Raines will receive a bonus for 2004.

•	Pension plans. Under Fannie Mae’s pension plans, estimated monthly payments of $114,393 will be payable during the lives of Mr. Raines and his surviving spouse.

•	Payout of compensation that Mr. Raines previously earned and deferred under Fannie Mae’s deferred compensation plans. Under company plans, Mr. Raines elected to defer the receipt of earned salary and other compensation. The plans permit participants to invest the deferred compensation in various hypothetical portfolios, all of which are tied to the performance of mutual funds available in the market. As of November 30, 2004, Mr. Raines’ deferred balance was approximately $8.7 million. This amount will be paid out to Mr. Raines in accordance with elections he previously made in installments of varying amounts through at least 2020. Pending payout, deferred amounts will be allocated by Mr. Raines among the hypothetical investment options in accordance with the plans and will receive a corresponding rate of return.

•	Medical and dental coverage. Pursuant to his agreement, Mr. Raines is entitled to lifetime medical and dental coverage for himself and his spouse, and coverage for his dependents until they reach the age of 21 or so long as they remain his dependents, at no cost to Mr. Raines.

•	Life insurance. Consistent with Fannie Mae’s executive life insurance program, Fannie Mae will pay the premiums on a life insurance policy for Mr. Raines with a benefit of $5,000,000 until he reaches age 60, and a benefit of $2,500,000 thereafter.

•	Retirement savings plan. Mr. Raines will receive retirement savings he has accumulated in the company’s retirement savings plan (a 401(k) plan) in accordance with the terms of that plan.

•	Charitable gift program. Consistent with Fannie Mae’s charitable gift program available to all retirees, Mr. Raines will be eligible to have up to $10,000 in charitable contributions matched by the Fannie Mae Foundation per year, up to $500 of which may be matched at a rate of 2-for-1.

•	Administrative support. Pursuant to his agreement, Fannie Mae will provide administrative services to support the provision of an office and related secretarial and administrative services for Mr. Raines’ benefit during such time as Mr. Raines is not employed on a full-time basis. Mr. Raines must reimburse the company for the fair market value of this benefit, including Fannie Mae’s cost of administration.

The company will provide the compensation and benefits described above based on Mr. Raines’ retirement from the company on December 21, 2004 pursuant to Section 4.2(b) of his employment agreement, which governs retirement. The Board of Directors waived the requirement under Section 4.2(b) that Mr. Raines provide the company with six months’ notice of his retirement. Mr. Raines has asserted to the company that his retirement is not effective until June 22, 2005, which would result in him being entitled to receive approximately $600,000 in salary between December 22, 2004 and his retirement date, and would also result in related adjustments to the benefits described above. Mr. Raines’ monthly pension payments would commence after June 22, 2005 in an estimated monthly amount of $116,300. The increased amount is due to the additional six months of service.

Mr. Raines has also suggested that he may have “Good Reason” to terminate his employment under Section 4.2(a) of his employment agreement. If Mr. Raines’ termination were for Good Reason, he would be entitled to the benefits described above relating to retirement under Section 4.2(b) of his agreement. In addition, options to purchase an additional 69,334 shares of common stock at $80.95 per share would vest. These options would expire in November 2011. Under Mr. Raines’ employment agreement, any dispute regarding the terms of the agreement will be resolved through arbitration, with the company bearing Mr. Raines’ legal expenses unless he does not prevail.

Agreement with Mr. Howard

In accordance with the terms of his employment agreement and Fannie Mae’s employee benefit plans, Mr. Howard is entitled to receive the compensation and benefits described below. For purposes of the benefits described below, Mr. Howard’s resignation is deemed a retirement due to his age and years of service.

•	Salary. Mr. Howard will receive approximately $84,000 in salary for the period from December 20, 2004 through January 2005.

•	Stock options. As of January 31, 2005, Mr. Howard and his transferees will hold vested and exercisable options to purchase a total of 481,600 shares of common stock at exercise prices ranging from $27.125 to $80.95 per share. Based on the closing price of Fannie Mae’s common stock on December 20, 2004 of $69.42, the market price of the shares underlying these options exceeded the exercise price by an aggregate of $4,395,864. As a result of Mr. Howard’s resignation, no additional options will become vested after January 31, 2005, and options to purchase 139,048 shares of common stock at prices ranging from $69.43 to $80.95 per share will be canceled without vesting. Under Fannie Mae’s stock compensation plans, all options held at the time of retirement by any option holder who is at least 55 years old and who has at least 5 years of service with Fannie Mae remain exercisable until their initial expiration date, which is generally 10 years after grant. As a result, Mr. Howard’s vested options will expire between November 2005 and January 2014.

•	Performance Share Payouts. Under Fannie Mae’s Performance Share program, which is discussed above in connection with Mr. Raines’ compensation and benefits, Mr. Howard was determined in January 2004 to be entitled to receive 48,600 shares for the performance cycle completed in 2003. Of these shares, he has been paid 24,300 shares in accordance with the program. For the cycles concluding in 2004 and 2005, Mr. Howard has been granted awards that would result in him receiving no shares if the threshold goals are not attained or receiving an amount of shares between the threshold and maximum numbers set forth in following table based on attainment of the goals at or above the threshold.

	Range of Potential
Award Cycle	Performance Share Payments

	threshold	target	maximum
2003 to 2005	11,265	28,162	42,243
2002 to 2004	13,138	32,844	49,266

The table above presents the total number of shares that Mr. Howard could have become entitled to had his employment with the company continued. If shares are paid out under the program for a given period, the number of shares Mr. Howard will receive will be reduced on a pro rata basis depending on the length of his service during the applicable award cycle. Mr. Howard will not be entitled to shares for any cycle during which he was employed by Fannie Mae for less than 18 months. Shares payable to retirees are typically paid out shortly after the conclusion of an award cycle.

Fannie Mae will restate its previously issued financial statements for 2001 through 2004 and re-evaluate previously issued non-GAAP financial information. The Compensation Committee of the Board will consider the impact thereof on both unpaid performance shares and uncompleted performance share cycles.

•	Annual cash bonus. If the company pays bonuses under its Annual Incentive Plan for 2004, pursuant to his agreement Mr. Howard will be entitled to be considered for a bonus. Mr. Howard would also be eligible to be considered for a pro-rated bonus for 2005. At this time, it cannot be determined whether Mr. Howard will receive a bonus for 2004 or 2005.

•	Pension plans. Under Fannie Mae’s pension plans, estimated monthly payments of $36,071 will be payable during the lives of Mr. Howard and his surviving spouse.

•	Payout of compensation that Mr. Howard previously earned and deferred under Fannie Mae’s deferred compensation plans. Under company plans, Mr. Howard elected to defer the receipt of earned salary and other compensation. The plans permit participants to invest the deferred compensation in various hypothetical portfolios, all of which are tied to the performance of mutual funds available in the market. As of November 30, 2004, Mr. Howard’s deferred balance was approximately $4.0 million. This amount will be paid out to Mr. Howard in accordance with elections he previously made in installments of varying amounts through 2010. Pending payout, deferred amounts will be allocated by Mr. Howard among the hypothetical investment options in accordance with the plans and will receive a corresponding rate of return.

•	Medical coverage. Mr. Howard is entitled to participate in the same medical coverage plan available to other Fannie Mae retirees and at the same reduced cost paid by other retirees.

•	Life insurance. Consistent with Fannie Mae’s executive life insurance program, Fannie Mae will pay the premiums on a life insurance policy for Mr. Howard with a benefit of $2,000,000 until January 2009, and a benefit of $1,000,000 thereafter.

•	Retirement savings plan. Mr. Howard will receive retirement savings he has accumulated in the company’s retirement savings plan (a 401(k) plan) in accordance with the terms of that plan.

•	Charitable gift program. Consistent with Fannie Mae’s charitable gift program available to all retirees, Mr. Howard will be eligible to have up to $10,000 in charitable contributions matched by the Fannie Mae Foundation per year, up to $500 of which may be matched at a rate of 2-for-1.

The company will provide the compensation and benefits described above based on Mr. Howard’s resignation from the company as of January 31, 2005 pursuant to Section 4.2(b) of his employment agreement, which governs resignation other than for “Good Reason.” Mr. Howard has asserted to the company that his resignation was instead for “Good Reason” under Section 4.2(a) of the employment agreement. If Mr. Howard’s termination were for Good Reason, he would be entitled to the benefits described above relating to resignation under Section 4.2(b), except that:

•	Mr. Howard would be entitled to receive his salary through June 30, 2007. This would result in Mr. Howard being paid an additional approximately $1.7 million, subject to reduction for income from other employment or self-employment (other than board service).

•	Medical and dental coverage. Until June 30, 2007, Mr. Howard would be entitled to medical and dental coverage for himself and his spouse, and coverage for his dependents until they reach the age of 21 or so long as they remain his dependents, at no cost to Mr. Howard.

Under Mr. Howard’s employment agreement, any dispute regarding the terms of the agreement will be resolved through arbitration, with the company bearing Mr. Howard’s legal expenses unless he does not prevail.

Additional Information

Each employment agreement obligates the officer not to compete with the company in the United States, solicit any officer or employee of the company or its affiliates to terminate his or her relationship with the company or to engage in prohibited competition, or to assist others to engage in activities in which the officer would be prohibited from engaging, in each case for at least one year following termination. If Mr. Howard’s termination were determined to have been for “Good Reason” under his employment agreement, he would be required to comply with this prohibition through June 30, 2007.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As referred to in Item 1.02 above, on December 21, 2004, Franklin Raines’ retirement from his position as Fannie Mae’s Chairman and Chief Executive Officer, including his membership on the Board of Directors, was effective immediately. On December 19, 2004, Mr. Howard notified the Board of Directors of his intention to resign his positions. On December 20, 2004, Mr. Howard delivered his resignation as an employee of the company effective January 31, 2005. Mr. Howard will serve on the Board of Directors until January 31, 2005.

On December 21, 2004, Fannie Mae’s Board of Directors appointed the company’s Vice Chairman and Chief Operating Officer, Daniel H. Mudd, interim Chief Executive Officer and Executive Vice President, Robert J. Levin, interim Chief Financial Officer. Upon Mr. Levin’s appointment, Mr. Howard’s duties as Chief Financial Officer ceased.

Daniel Mudd, age 46, has been Vice Chairman of the Board and Chief Operating Officer of Fannie Mae since February 2000. Prior to his employment with Fannie Mae, Mr. Mudd was President and Chief Executive Officer of GE Capital, Japan, a diversified financial services company and a wholly-owned subsidiary of the General Electric Company, from April 1999 to February 2000. He also served as President of GE Capital, Asia Pacific, from May 1996 to June 1999.

Robert Levin, age 49, has been Fannie Mae’s Executive Vice President—Housing and Community Development since June 1998. He was Executive Vice President—Marketing from June 1990 to June 1998. He joined Fannie Mae in 1981.

Mr. Levin’s sister is employed as a non-officer employee in Fannie Mae’s Enterprise Systems Operations division. Since January 1, 2003, Mr. Levin’s sister has been paid approximately $163,300 in bonus and salary. She also receives benefits under the company’s compensation and benefit plans that are generally available to Fannie Mae employees, including Fannie Mae’s employee stock purchase plan and employee stock ownership plan. The Enterprise Systems Operations division does not report, nor has it ever reported, to Mr. Levin.

Employment Agreements with Messrs. Mudd and Levin

Fannie Mae previously entered into agreements with Mr. Mudd and Mr. Levin, and has previously filed those agreements with the SEC. The company has not entered into new agreements with either of them in connection with their interim appointments. The information below relates to their existing agreements.

The employment agreements with Messrs. Mudd and Levin do not specify salary, bonus or other compensation arrangements, except as described below. Compensation arrangements for Messrs. Mudd and Levin are determined annually by the Compensation Committee of the Fannie Mae Board of Directors. In addition to their base salary, Messrs. Mudd and Levin participate in the Annual Incentive Plan and are eligible to receive variable long-term incentive awards, such as performance shares and stock options, as described in Fannie Mae’s proxy for its annual 2004 shareholders meeting.

Mr. Mudd’s employment agreement with Fannie Mae, as entered into in May 2004 and amended on June 30, 2004, was filed with Fannie Mae’s quarterly report on Form 10-Q for the quarter ended June 30, 2004. The agreement was subsequently amended in September 2004. A copy of the September 2004 amendment was filed as an exhibit to a Form 8-K Fannie Mae filed on September 23, 2004.

Mr. Mudd’s employment agreement with the company provides for employment through June 30, 2007. Mr. Mudd’s salary (currently $746,209) is subject to periodic review and possible increases, but not decreases, by the Board. Mr. Mudd is entitled to participate in the company’s Executive Pension Plan but at age 46 and his current years of service, he is not currently entitled to a retirement benefit under that plan. During the employment term, Mr. Mudd will also be eligible to be considered for awards under the company’s stock option, restricted stock, annual incentive and performance share programs, and to receive life insurance benefits, all in accordance with the company’s compensation philosophy and life insurance policies and programs. Mr. Mudd will also be eligible to receive certain fringe benefits specified in his employment agreement, including up to $25,000 in tax and investment assistance and advice per year, legal expenses incurred in negotiating his employment agreement, access to a car and driver for business related transportation, and a complete annual physical examination. He is also eligible to participate generally in company benefit programs.

Mr. Mudd’s employment agreement provides that if Mr. Mudd is terminated by the company other than for cause, or if Mr. Mudd terminates his employment because of a reduction in base salary, certain changes adversely affecting his authority or position, or any of certain other specified “Good Reason” events, he would be entitled to receive base salary for the period through June 30, 2007 or until the first anniversary of termination of his employment, if later (subject to offset for income from other employment or self-employment, other than board service), a prorated Annual Incentive Plan payment for the year of termination, a prorated Performance Share program payment for any award cycle as to which at least 18 months had elapsed as of the date of termination, full vesting of any unvested restricted stock awarded on February 23, 2000, continued vesting for any other awards of restricted stock as if Mr. Mudd had remained employed through June 30, 2007, and, until June 30, 2007, medical and dental coverage for Mr. Mudd and his spouse and coverage for his dependents (so long as they remain his dependents or, if later, until they reach the age of 21), at no cost. The same benefits would be payable in the event Mr. Mudd’s employment were to terminate at the end of the employment term by reason of a failure of the company to extend the agreement on comparable terms, or were to terminate by reason of serious illness or disability, subject to an offset against salary continuation for any employer-provided disability benefits. In the event of Mr. Mudd’s death during the employment term, his beneficiary would be entitled to an Annual Incentive Plan award for any year ended prior to his death plus a pro-rated award for the year of death, and a pro-rated Performance Share program payment for any award cycle as to which at least 18 months had elapsed as of the date of death, in each case of pro-rated awards based on the Board’s determination of the likelihood that performance targets would have been achieved, plus vesting of any restricted stock on the same basis as described above in the case of an involuntary termination other than for cause. If Mr. Mudd were to terminate his employment voluntarily other than for “Good Reason” as defined in his agreement or were to be terminated for cause, he would be entitled only to accrued but unpaid base salary plus such vested benefits, if any, to which he would be entitled under the terms of separate benefit programs in which he participates. Mr. Mudd’s employment agreement with the company also obligates him not to compete with the company in the United States, solicit any officer or employee of the company or its affiliates to terminate his or her relationship with the company or to engage in prohibited competition, or to assist others to engage in activities in which Mr. Mudd would be prohibited from engaging, in each case for at least one year following termination or, in the case of a termination without cause or a voluntary termination by Mr. Mudd with “Good Reason,” until June 30, 2007, if longer. Disputes arising under the employment agreement are to be resolved through arbitration, with the company bearing Mr. Mudd’s legal expenses unless he does not prevail. OFHEO approved the termination benefits in Mr. Mudd’s agreement on November 17, 2004.

Under an agreement dated June 19, 1990 between Mr. Levin and Fannie Mae, which was filed as Exhibit 10.5 to Fannie Mae’s Form 10 filed on March 31, 2003, if Mr. Levin is terminated for reasons other than for cause, he will continue to receive his base salary for a period of 12 months from the date of termination and will continue to be covered by Fannie Mae’s life, medical, and long-term disability insurance plans for a 12-month period, or until re-employment that provides certain coverage, whichever occurs first. Any disability benefits that he receives during the 12-month period will reduce the amount otherwise payable by Fannie Mae, but only to the extent the benefits are attributable to payments made by Fannie Mae. For this purpose, a termination will be for cause if it is based upon reasonable evidence Mr. Levin has materially breached his duties by engaging in dishonest or fraudulent actions or willful misconduct.

Item 8.01 Other Events.

     On December 21, 2004, Fannie Mae’s Board of Directors appointed Stephen B. Ashley to serve as non-executive Chairman of the Board, effective immediately.

     On December 21, 2004, the Office of Federal Housing Enterprise Oversight (“OFHEO”) issued a letter to Fannie Mae’s Board of Directors stating that Fannie Mae was significantly undercapitalized at September 30, 2004. In accordance with the provisions of the Federal Housing Enterprise Financial Safety and Soundness Act of 1992, Fannie Mae must submit a capital restoration plan proposal to OFHEO for review and approval, and is prohibited from making any capital distribution that would result in Fannie Mae being reclassified as critically undercapitalized. In addition, even if a capital distribution would not cause the company to become critically undercapitalized, the company is prohibited from making the capital distribution unless OFHEO provides prior approval of the distribution after it finds that the distribution (i) will enhance the ability of the company to meet its capital requirements promptly, (ii) will contribute to long term safety and soundness, or (iii) is otherwise in the public interest. As a result, Fannie Mae must obtain OFHEO’s prior approval before it may, among other actions, pay dividends on shares of its common stock. The letter further states that the reclassification to significantly undercapitalized may lead to structural changes and restrictions on growth, as well as OFHEO directives to terminate or modify any business activities that OFHEO believes pose excessive risk.

     On December 23, 2004, Fannie Mae announced that the company received a letter from OFHEO that approved Fannie Mae’s payment of dividends on all series of Fannie Mae preferred stock due to be paid on December 31, 2004. The letter also stated that, at this time, OFHEO is not prepared to issue an approval for subsequent periods and will continue to review dividend payment requests for each quarter based upon the facts and conditions existing at the time. Fannie Mae’s news release regarding this matter is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     The exhibit index filed herewith is incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By                /s/ Ann M. Kappler
                    Ann M. Kappler
                    Executive Vice President and General Counsel

Date: December 27, 2004

EXHIBIT INDEX

     The following exhibits are submitted herewith:

Exhibit Number	Description of Exhibit
99.1	December 23, 2004 statement by Chuck Greener on December 22, 2004 letter from the Office of Federal Housing Enterprise Oversight.

99.2	December 21, 2004 news release by Fannie Mae.